Exhibit 23

                    Consent of Independent Public Accountants
      We consent to the incorporation by reference in the registration statement (No. 333-67873) on Form S-8 of Thermo Vision Corporation of our report dated August 27, 1999, with respect to the Statement of Assets Acquired, Liabilities Assumed and Parent Company Investment of the Non-telecommunications Optical Filter Business of Corning OCA Corporation, as of July 16, 1999, and the related Statement of Revenues and Direct Costs and Expenses for the eight-month period ended December 31, 1997, the twelve-month period ended December 31, 1998, and the month ended January 30, 1999, appearing in this Amendment No. 1 on Form 8-K/A of Thermo Vision Corporation.



                                                           Arthur Andersen LLP



Boston, Massachusetts
September 22, 1999